FOR MORE INFORMATION CONTACT: David W. Heeter, President and CEO (765) 747-2880	FOR IMMEDIATE RELEASE May 14, 2008

MutualFirst Financial, Inc.

DECLARES CASH DIVIDEND

            MUNCIE, INDIANA - MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of Mutual Federal Savings Bank, has announced that the Company will pay a cash dividend of $.16 per share for the second quarter of 2008. The dividend will be payable on June 27, 2008 to shareholders of record on June 13, 2008.

            "We believe that our stock represents an outstanding value in today's market" commented David W. Heeter, CEO. This dividend, annualized, represents a dividend yield of approximately 5.5% given the current market price of MutualFirst stock.

            Mutual Federal Savings Bank primarily serves Delaware, Randolph, Kosciusko, Grant, Wabash, and Elkhart Counties in Indiana. The Bank exceeds all applicable regulatory capital requirements. The Company had $960.1 million in assets and $86.8 million in total equity as of March 31, 2008. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF".